Infrastructure Developments Negotiating a Management Agreement for Major Oil Sands Project in Southeast Asia

HERNDON, VA, October 5, 2010 -- Infrastructure Developments Corp. (OTCBB: IDVC) announced today that its subsidiary, Intelspec International, Inc., is in final negotiations for a contract to manage a large oil sands concession in Indonesia.

The agreement is structured as a profit sharing arrangement that would award Intelspec overall management of a 2,000 hectare development concession in South Sulawesi, Indonesia. “This type of compensation arrangement, as opposed to straight fees, could be very lucrative for Intelspec,” said Thomas R. Morgan, CEO of Infrastructure.

The initial soil testing and surveys completed by independent parties indicate up to 60% bitumen content, qualifying the area as an oil sands field. The yield of pure bitumen could reach to hundreds of millions of barrels. Bitumen is commonly used in the construction of roads and highways and can be refined into petroleum products.

The oil sands concession is owned by an Indonesian company that plans to advance the project from soil testing and planning to development. Intelspec expects to send engineers to supervise surveying and set up a working office near the site. “This management contract will fit well with our portfolio, as we have recently been awarded a US Government funded design build project in Indonesia,” said Mr. Morgan.

About Infrastructure Developments Corp.:

Infrastructure is an engineering and construction services company that services an underserved niche in the global project management spectrum, targeting specialized projects and subcontracts that are too small to attract giant multinational firms, but which still require world class engineering expertise.

Forward-Looking Statements:

A number of statements contained in this press release are forward-looking statements. These forward-looking statements involve a number of risks and uncertainties including Infrastructure’s ability to procure design and management projects, competitive market conditions, and Infrastructure’s prospects for securing additional sources of financing as required. The actual results that Infrastructure may achieve could differ materially from any forward-looking statements due to such risks and uncertainties. Infrastructure encourages the public to read the information provided here in conjunction with its most recent filings on Form 8-K, Form 10-Q and Form 10-K. Infrastructure's public filings may be viewed at

www.sec.gov.

Contact:

Infrastructure Developments Corp.

Thomas Morgan, CEO

703.574.3211

trmorgan@idvcinc.com

www.idvcinc.com

Morningstar Corporate Communications

Chris Dove, President

888.876.9995

info@mscorpcommunications.com

www.mscorpcommunications.com